March 31, 2010

The Board of Directors
Puda Coal, Inc.
No. 426, XueFu Street
Taiyuan
Shanxi Province
Postal Code: 030006
China
Strictly Private & Confidential

Dear Sirs,

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form S-3 (File Nos. 333-163474, 333-164878 and 333-164919) and on Form S-8 (File No. 333-163475) of Puda Coal, Inc. (the “Company”)  of our reports dated March 31, 2010 related to the consolidated financial statements of the Company as of December 31, 2009 and 2008 and for the two years then ended and the effectiveness of the Company’s internal control over financial reporting, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Yours faithfully,

Moore Stephens (signed)

Certified Public Accountants
Hong Kong